UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Cheniere Energy Partners LP Holdings, LLC

(Name of Issuer)

Common Shares

(Title and Class of Securities)

I6411W108

(CUSIP Number)

Barbara Burger

Zimmer Partners, LP

9 West 57th Street, 33rd Floor

New York, NY 10019

(212) 440-0749

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 27, 2018

(Date of Event Which Requires Filing of Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13D

CUSIP No. I6411W108

(1)	Name of Reporting Persons: Zimmer Partners, LP
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 0
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 0%
(14)	Type of Reporting Person (See Instructions): PN, IA

Schedule 13D

CUSIP No. I6411W108

(1)	Name of Reporting Persons: Zimmer Partners GP, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 0
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 0%
(14)	Type of Reporting Person (See Instructions): OO, HC

Schedule 13D

CUSIP No. I6411W108

(1)	Name of Reporting Persons: Stuart J. Zimmer
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions): AF
(5)	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 0
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 0%
(14)	Type of Reporting Person (See Instructions): HC, IN

Amendment No. 1 to Schedule 13D

The following constitutes Amendment No. 1 (“Amendment No. 1”) to the Schedule 13D filed with the Securities and Exchange Commission (“SEC”) by Zimmer Partners, LP (the “Investment Manager”), Zimmer Partners GP, LLC (“Zimmer GP”) and Stuart J. Zimmer (collectively, the “Reporting Persons”) on May 22, 2017. This Amendment No. 1 amends and supplements the Schedule 13D as specifically set forth herein.

All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable.

ITEM 4.	PURPOSE OF TRANSACTION

Item 4 of Schedule 13D is supplemented and superseded, as the case may be, as follows:

On April 27, 2018, ZP Master Utility Fund, Ltd. (“ZP Master Utility”), P Zimmer Ltd. (“P Zimmer”), ZP Energy Fund, L.P. (“ZP Energy”) and ZP Master Energy Fund, L.P. (“ZP Master Energy”, and together with ZP Master Utility, P Zimmer and ZP Energy, the “Zimmer Accounts”) entered into a Share Purchase and Exchange Agreement (the “Purchase and Exchange Agreement”) with Cheniere Energy, Inc. (“Cheniere”) pursuant to which the Zimmer Accounts agreed to sell the 11,987,346 Common Shares of the Issuer held by them in the aggregate in exchange for shares of common stock of Cheniere at a ratio of one Common Share for approximately 0.48 shares of Cheniere common stock. Pursuant to the Purchase and Exchange Agreement, ZP Master Utility exchanged 7,231,572 Common Shares of the Issuer for 3,471,155 shares of Cheniere common stock; P Zimmer exchanged 528,404 Common Shares of the Issuer for 253,634 shares of Cheniere common stock; ZP Energy exchanged 2,324,258 Common Shares of the Issuer for 1,115,644 shares of Cheniere common stock; and ZP Master Energy exchanged 1,903,112 Common Shares of the Issuer for 913,494 shares of Cheniere common stock. The Purchase and Exchange Agreement also included registration rights provisions for the shares of Cheniere common stock received by the Zimmer Accounts.

The foregoing description of the Purchase and Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase and Exchange Agreement, which is filed as Exhibit 99.1 and is incorporated herein by reference.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Schedule 13D is hereby amended and restated as follows:

(a) and (b) Items 7 through 11 and 13 of each of the cover pages of this Amendment No. 1 are incorporated herein by reference.

The Zimmer Accounts have delegated to the Investment Manager sole voting and investment power over the securities held by the Zimmer Accounts pursuant to their respective Investment Management Agreements with the Investment Manager. As a result, each of the Investment Manager, Zimmer GP, as the general partner of the Investment Manager, and Stuart J. Zimmer, as the sole member of Zimmer GP, may be deemed to exercise voting and investment power over securities directly held by the Zimmer Accounts. The Zimmer Accounts specifically disclaim that they had beneficial ownership of the securities of the Issuer that were directly held by them by virtue of their inability to vote or dispose of such securities as a result of their respective Investment Management Agreements with the Investment Manager.

(c) The information in Item 4 is incorporated herein by reference. Except as otherwise disclosed in this Amendment No. 1, transactions by the Reporting Persons (on behalf of the Zimmer Accounts) effected during the past 60 days are set forth in Schedule A below and such information is incorporated herein by reference.

(d) The disclosure regarding the relationship between the Reporting Persons in Item 2(c) of this Schedule 13D is incorporated by reference herein. All securities that have been reported in this Schedule 13D were directly held by the Zimmer Accounts, all of which are investment management clients of the Investment Manager. The limited partners of (or investors in) each of the Zimmer Accounts have the right to participate in the receipt of dividends from, or proceeds from the sale of, securities held for the accounts of their respective Zimmer Accounts in accordance with their respective limited partnership interests (or investment percentages) in their respective Zimmer Accounts.

(e) On April 27, 2018, each of the Reporting Persons ceased to be a 5% beneficial owner of the class of securities of the Issuer to which this Schedule 13D relates.

ITEM 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

Item 6 of Schedule 13D is supplemented and superseded, as the case may be, as follows:

The disclosure in Item 4 is incorporated by reference herein.

The Purchase and Exchange Agreement is filed as Exhibit 99.1 to this Amendment No. 1 and is incorporated by reference herein.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS

Exhibit	Description

99.1	Share Purchase and Exchange Agreement, dated as of April 27, 2018, by and among Cheniere Energy, Inc., ZP Master Utility Fund, Ltd., P Zimmer Ltd., ZP Energy Fund, L.P. and ZP Master Energy Fund, L.P.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of May 1, 2018

ZIMMER PARTNERS, LP

By:	Zimmer Partners GP, LLC, its general partner

By:	/s/ Stuart J. Zimmer
Name:	Stuart J. Zimmer
Title:	Sole Member

ZIMMER PARTNERS GP, LLC

By:	/s/ Stuart J. Zimmer
Name:	Stuart J. Zimmer
Title:	Sole Member

By:	/s/ Stuart J. Zimmer

SCHEDULE A

TRANSACTIONS

Other than as disclosed elsewhere in this Amendment No. 1, the following table sets forth all transactions by the Reporting Persons (on behalf of the Zimmer Accounts) with respect to Common Shares effected in the last 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on April 30, 2018. Except as otherwise noted below, all such transactions were purchases and sales of Common Shares effected in the open market, and the table excludes commissions paid in per share prices.

Nature of Transaction	Common Shares Purchased/Sold	Price Per Shares ($)	Date of Purchase/Sale
Buy	100	27.14	3/5/2018
Buy	4,200	27.15	3/5/2018
Buy	2,700	27.185	3/5/2018
Buy	2,300	27.2	3/5/2018
Buy	3,100	27.235	3/5/2018
Buy	700	27.24	3/5/2018
Buy	1,000	27.245	3/5/2018
Buy	5,500	27.255	3/5/2018
Buy	4,700	27.3	3/5/2018
Buy	731	27.44	3/5/2018
Buy	72	27.45	3/5/2018
Buy	5,000	27.47	3/5/2018
Buy	5,000	27.5	3/5/2018

Buy	100	28.08	3/7/2018
Buy	100	28.11	3/7/2018
Buy	500	28.12	3/7/2018
Buy	1,400	28.13	3/7/2018
Buy	7	28.14	3/7/2018
Buy	1,000	28.16	3/7/2018
Buy	1,000	28.2	3/7/2018
Buy	993	28.22	3/7/2018
Buy	536	28.25	3/7/2018
Buy	1,300	28.26	3/7/2018
Buy	2,500	28.27	3/7/2018
Buy	1,000	28.28	3/7/2018
Buy	300	28.31	3/7/2018
Buy	600	28.32	3/7/2018
Buy	300	28.33	3/7/2018

Buy	700	28.28	3/8/2018
Sell	50,000	28.055	3/8/2018
Sell	50,000	28.13	3/8/2018
Sell	26,200	28.23	3/8/2018

Sell	125	28.43	3/9/2018
Sell	500	28.44	3/9/2018
Sell	100	28.445	3/9/2018
Sell	1,000	28.45	3/9/2018
Sell	200	28.455	3/9/2018
Sell	300	28.46	3/9/2018
Sell	500	28.47	3/9/2018
Sell	4,600	28.5	3/9/2018
Sell	3,900	28.505	3/9/2018
Sell	2,099	28.51	3/9/2018
Sell	105	28.515	3/9/2018
Sell	1,225	28.52	3/9/2018
Sell	400	28.525	3/9/2018
Sell	530	28.53	3/9/2018

Sell	100	28.535	3/9/2018
Sell	930	28.54	3/9/2018
Sell	100	28.545	3/9/2018
Sell	700	28.55	3/9/2018
Sell	300	28.555	3/9/2018
Sell	200	28.56	3/9/2018
Sell	100	28.57	3/9/2018
Sell	100	28.58	3/9/2018
Sell	25,100	28.595	3/9/2018
Sell	600	28.6	3/9/2018
Sell	600	28.61	3/9/2018
Sell	400	28.615	3/9/2018
Sell	300	28.62	3/9/2018
Sell	400	28.63	3/9/2018
Sell	500	28.64	3/9/2018
Sell	400	28.68	3/9/2018
Sell	1,800	28.7	3/9/2018
Sell	300	28.71	3/9/2018
Sell	100	28.715	3/9/2018
Sell	200	28.72	3/9/2018
Sell	200	28.73	3/9/2018
Sell	100	28.75	3/9/2018
Sell	5,000	28.76	3/9/2018
Sell	1,000	28.765	3/9/2018
Sell	900	28.77	3/9/2018
Sell	21,400	28.785	3/9/2018

Sell	13,246	28.59	3/12/2018
Sell	2,100	28.595	3/12/2018
Sell	8,125	28.6	3/12/2018
Sell	26,900	28.605	3/12/2018
Sell	300	28.6075	3/12/2018
Sell	2,249	28.61	3/12/2018
Sell	187	28.615	3/12/2018
Sell	200	28.62	3/12/2018
Sell	100	28.63	3/12/2018
Sell	200	28.635	3/12/2018
Sell	6,400	28.645	3/12/2018
Sell	100	28.65	3/12/2018
Sell	3,900	28.655	3/12/2018
Sell	500	28.78	3/12/2018
Sell	216	28.785	3/12/2018
Sell	200	28.7875	3/12/2018
Sell	100	28.79	3/12/2018
Sell	2,198	28.8	3/12/2018
Sell	1,900	28.805	3/12/2018
Sell	647	28.81	3/12/2018
Sell	100	28.8125	3/12/2018

Sell	1,100	28.815	3/12/2018
Sell	300	28.83	3/12/2018
Sell	1,100	28.85	3/12/2018
Sell	3,700	28.86	3/12/2018
Sell	300	28.865	3/12/2018
Sell	200	28.88	3/12/2018

Sell	3	28.67	3/13/2018
Sell	2,520	28.68	3/13/2018
Sell	300	28.69	3/13/2018
Sell	300	28.7	3/13/2018
Sell	902	28.71	3/13/2018
Sell	1,000	28.72	3/13/2018
Sell	300	28.73	3/13/2018
Sell	100	28.745	3/13/2018
Sell	1,600	28.75	3/13/2018
Sell	100	28.78	3/13/2018
Sell	400	28.87	3/13/2018
Sell	200	28.88	3/13/2018
Sell	100	28.885	3/13/2018
Sell	675	28.89	3/13/2018
Sell	6,800	28.9	3/13/2018
Sell	27,939	28.905	3/13/2018
Sell	200	28.91	3/13/2018
Sell	100	28.92	3/13/2018

Sell	606	28.48	3/14/2018
Sell	300	28.49	3/14/2018
Sell	40	28.5	3/14/2018
Sell	31,500	28.9	3/14/2018
Sell	200	28.93	3/14/2018
Sell	600	28.95	3/14/2018
Sell	100	28.96	3/14/2018
Sell	1,000	28.965	3/14/2018
Sell	1,900	28.97	3/14/2018
Sell	200	28.98	3/14/2018

Sell	2	28	3/15/2018
Sell	400	28.035	3/15/2018

Sell	5,100	28.15	3/16/2018
Sell	300	28.165	3/16/2018
Sell	1,700	28.175	3/16/2018
Sell	5,800	28.18	3/16/2018
Sell	7,100	28.185	3/16/2018
Sell	33,290	28.2	3/16/2018
Sell	1,400	28.205	3/16/2018
Sell	6,794	28.21	3/16/2018
Sell	600	28.215	3/16/2018
Sell	4,402	28.22	3/16/2018
Sell	200	28.2225	3/16/2018

Sell	600	28.225	3/16/2018
Sell	15,800	28.23	3/16/2018
Sell	500	28.2325	3/16/2018
Sell	3,100	28.235	3/16/2018
Sell	3,839	28.24	3/16/2018
Sell	3,500	28.245	3/16/2018
Sell	8,492	28.25	3/16/2018
Sell	200	28.255	3/16/2018
Sell	200	28.26	3/16/2018
Sell	2,400	28.265	3/16/2018
Sell	5,183	28.27	3/16/2018
Sell	100	28.28	3/16/2018
Sell	4,100	28.29	3/16/2018
Sell	100	28.295	3/16/2018
Sell	1,600	28.3	3/16/2018
Sell	2,700	28.305	3/16/2018
Sell	1,215	28.31	3/16/2018
Sell	6,885	28.315	3/16/2018
Sell	2,300	28.32	3/16/2018
Sell	100	28.325	3/16/2018
Sell	100	28.33	3/16/2018
Sell	5,000	28.34	3/16/2018
Sell	4,400	28.35	3/16/2018
Sell	6,271	28.37	3/16/2018
Sell	800	28.375	3/16/2018
Sell	1,800	28.38	3/16/2018
Sell	7,400	28.385	3/16/2018
Sell	8,590	28.39	3/16/2018
Sell	1,774	28.4	3/16/2018
Sell	1,039	28.405	3/16/2018
Sell	2,900	28.41	3/16/2018
Sell	1,200	28.415	3/16/2018
Sell	3,700	28.42	3/16/2018
Sell	1,500	28.43	3/16/2018
Sell	3,200	28.44	3/16/2018
Sell	100	28.445	3/16/2018
Sell	11,868	28.45	3/16/2018
Sell	700	28.455	3/16/2018
Sell	1,600	28.46	3/16/2018
Sell	950	28.465	3/16/2018
Sell	500	28.47	3/16/2018
Sell	1,400	28.48	3/16/2018
Sell	100	28.4875	3/16/2018
Sell	2,400	28.49	3/16/2018
Sell	800	28.495	3/16/2018
Sell	13,552	28.5	3/16/2018
Sell	200	28.505	3/16/2018

Sell	1,200	28.51	3/16/2018
Sell	500	28.525	3/16/2018
Sell	500	28.575	3/16/2018
Sell	500	28.59	3/16/2018
Sell	2,100	28.6	3/16/2018
Sell	1,500	28.61	3/16/2018
Sell	4,000	28.7	3/16/2018

Sell	300	27.97	3/19/2018
Sell	120	27.98	3/19/2018
Sell	960	27.99	3/19/2018
Sell	100	27.995	3/19/2018
Sell	3,910	28	3/19/2018
Sell	29	28.005	3/19/2018
Sell	20	28.01	3/19/2018
Sell	100	28.02	3/19/2018
Sell	100	28.06	3/19/2018
Sell	34,900	28.77	3/19/2018
Sell	100	28.85	3/19/2018

Sell	6,737	28	3/20/2018
Sell	100	28.0025	3/20/2018
Sell	1,450	28.005	3/20/2018
Sell	800	28.01	3/20/2018
Sell	200	28.015	3/20/2018
Sell	200	28.02	3/20/2018
Sell	500	28.04	3/20/2018
Sell	2,612	28.1	3/20/2018
Sell	25,800	28.11	3/20/2018
Sell	500	28.12	3/20/2018
Sell	100	28.125	3/20/2018
Sell	100	28.27	3/20/2018

Sell	8,623	28	3/21/2018
Sell	100	28.005	3/21/2018
Sell	4,657	28.01	3/21/2018
Sell	720	28.015	3/21/2018
Sell	500	28.02	3/21/2018
Sell	300	28.03	3/21/2018
Sell	10,651	28.05	3/21/2018
Sell	1,500	28.055	3/21/2018
Sell	729	28.06	3/21/2018
Sell	100	28.065	3/21/2018
Sell	1,300	28.07	3/21/2018
Sell	200	28.075	3/21/2018
Sell	320	28.08	3/21/2018
Sell	100	28.09	3/21/2018
Sell	4,212	28.1	3/21/2018
Sell	500	28.105	3/21/2018
Sell	3,888	28.11	3/21/2018

Sell	500	28.115	3/21/2018
Sell	900	28.12	3/21/2018
Sell	3,158	28.13	3/21/2018
Sell	1,210	28.135	3/21/2018
Sell	4,550	28.14	3/21/2018
Sell	100	28.145	3/21/2018
Sell	7,400	28.15	3/21/2018
Sell	400	28.155	3/21/2018
Sell	1,720	28.16	3/21/2018
Sell	300	28.165	3/21/2018
Sell	762	28.17	3/21/2018
Sell	100	28.175	3/21/2018
Sell	400	28.18	3/21/2018
Sell	100	28.1825	3/21/2018
Sell	4,500	28.2	3/21/2018
Sell	200	28.205	3/21/2018
Sell	1,700	28.21	3/21/2018
Sell	1,100	28.22	3/21/2018
Sell	100	28.23	3/21/2018
Sell	100	28.24	3/21/2018
Sell	100	28.25	3/21/2018

Sell	1,000	28.05	3/22/2018
Sell	5,000	28.055	3/22/2018
Sell	4,900	28.06	3/22/2018
Sell	100	28.065	3/22/2018
Sell	849	28.1	3/22/2018
Sell	300	28.105	3/22/2018
Sell	1,100	28.14	3/22/2018

Sell	7,289	27.7	3/23/2018
Sell	1,200	27.705	3/23/2018
Sell	200	27.715	3/23/2018
Sell	500	27.72	3/23/2018
Sell	111	27.725	3/23/2018
Sell	500	27.735	3/23/2018
Sell	1,100	27.75	3/23/2018
Sell	2,400	27.755	3/23/2018
Sell	500	27.76	3/23/2018
Sell	100	27.77	3/23/2018
Sell	300	27.78	3/23/2018

Sell	2,621	27.5	3/26/2018
Sell	838	27.505	3/26/2018
Sell	4,479	27.51	3/26/2018
Sell	100	27.5125	3/26/2018
Sell	300	27.515	3/26/2018
Sell	1,440	27.52	3/26/2018
Sell	400	27.525	3/26/2018
Sell	100	27.5275	3/26/2018

Sell	100	27.53	3/26/2018
Sell	129	27.535	3/26/2018
Sell	129	27.54	3/26/2018

Sell	3,003	27.5	3/27/2018
Sell	500	27.505	3/27/2018
Sell	2,710	27.51	3/27/2018
Sell	100	27.515	3/27/2018
Sell	100	27.5175	3/27/2018
Sell	1,945	27.52	3/27/2018
Sell	70	27.525	3/27/2018
Sell	500	27.53	3/27/2018
Sell	200	27.535	3/27/2018
Sell	100	27.54	3/27/2018
Sell	200	27.545	3/27/2018
Sell	217	27.58	3/27/2018
Sell	81	27.6	3/27/2018
Sell	100	27.61	3/27/2018
Sell	3,650	27.65	3/27/2018
Sell	200	27.655	3/27/2018
Sell	5,166	27.66	3/27/2018
Sell	600	27.665	3/27/2018
Sell	1,156	27.67	3/27/2018
Sell	100	27.675	3/27/2018
Sell	929	27.7	3/27/2018
Sell	1	27.705	3/27/2018
Sell	100	27.71	3/27/2018
Sell	100	27.7125	3/27/2018
Sell	100	27.725	3/27/2018
Sell	100	27.73	3/27/2018
Sell	100	27.74	3/27/2018
Sell	2,736	27.75	3/27/2018
Sell	918	27.755	3/27/2018
Sell	2,104	27.76	3/27/2018
Sell	200	27.77	3/27/2018
Sell	300	27.775	3/27/2018
Sell	1,929	27.78	3/27/2018
Sell	500	27.785	3/27/2018
Sell	1,600	27.79	3/27/2018
Sell	100	27.795	3/27/2018
Sell	4,221	27.8	3/27/2018
Sell	120	27.805	3/27/2018
Sell	3,021	27.81	3/27/2018
Sell	60	27.815	3/27/2018
Sell	2,600	27.82	3/27/2018
Sell	133	27.83	3/27/2018
Sell	30	27.835	3/27/2018
Sell	1,075	27.84	3/27/2018

Sell	400	27.845	3/27/2018
Sell	525	27.85	3/27/2018
Sell	100	27.855	3/27/2018
Sell	200	27.865	3/27/2018

Sell	1,500	27.6	3/28/2018
Sell	1,500	27.61	3/28/2018
Sell	1,150	27.65	3/28/2018
Sell	100	27.66	3/28/2018
Sell	1	27.665	3/28/2018
Sell	500	27.705	3/28/2018
Sell	500	27.755	3/28/2018

Sell	262	27.57	3/29/2018
Sell	2,261	27.59	3/29/2018
Sell	5,766	27.6	3/29/2018
Sell	300	27.605	3/29/2018
Sell	5,295	27.61	3/29/2018
Sell	100	27.6125	3/29/2018
Sell	1,016	27.62	3/29/2018
Sell	100	27.6225	3/29/2018
Sell	300	27.625	3/29/2018
Sell	100	27.6275	3/29/2018
Sell	3,406	27.63	3/29/2018
Sell	110	27.635	3/29/2018
Sell	1,400	27.64	3/29/2018
Sell	100	27.6425	3/29/2018
Sell	500	27.645	3/29/2018
Sell	4,114	27.65	3/29/2018
Sell	300	27.655	3/29/2018
Sell	2,590	27.66	3/29/2018
Sell	600	27.665	3/29/2018
Sell	675	27.67	3/29/2018
Sell	100	27.675	3/29/2018
Sell	500	27.68	3/29/2018
Sell	100	27.685	3/29/2018
Sell	100	27.71	3/29/2018
Sell	100	27.715	3/29/2018

Buy	478,951	27.61	4/2/2018
Sell	100	27.55	4/2/2018
Sell	259	27.555	4/2/2018
Sell	1,100	27.56	4/2/2018
Sell	200	27.57	4/2/2018
Sell	478,951	27.61	4/2/2018

Sell	40,000	27.5403	4/3/2018

Sell	9,475	27.5	4/4/2018
Sell	1,325	27.505	4/4/2018
Sell	12,400	27.51	4/4/2018
Sell	100	27.515	4/4/2018

Sell	4,310	27.52	4/4/2018
Sell	100	27.525	4/4/2018
Sell	3,940	27.53	4/4/2018
Sell	500	27.54	4/4/2018
Sell	500	27.545	4/4/2018
Sell	178	27.55	4/4/2018
Sell	175	27.555	4/4/2018
Sell	179	27.56	4/4/2018

Sell	3,900	27.56	4/5/2018
Sell	2,000	27.57	4/5/2018
Sell	300	27.575	4/5/2018
Sell	100	27.5775	4/5/2018
Sell	2,200	27.58	4/5/2018
Sell	300	27.585	4/5/2018
Sell	201,100	27.59	4/5/2018
Sell	100	27.595	4/5/2018
Sell	2,515	27.64	4/5/2018
Sell	100	27.645	4/5/2018
Sell	5,085	27.65	4/5/2018
Sell	2,000	27.66	4/5/2018
Sell	200	27.6625	4/5/2018
Sell	100	27.665	4/5/2018
Sell	3,945	27.7	4/5/2018
Sell	510	27.705	4/5/2018
Sell	3,320	27.71	4/5/2018
Sell	300	27.715	4/5/2018
Sell	1,400	27.72	4/5/2018
Sell	100	27.725	4/5/2018
Sell	400	27.73	4/5/2018
Sell	25	27.74	4/5/2018
Sell	400	27.8	4/5/2018
Sell	3,900	27.81	4/5/2018
Sell	700	27.815	4/5/2018
Sell	3,772	27.82	4/5/2018
Sell	500	27.825	4/5/2018
Sell	200	27.83	4/5/2018

Sell	1,000	27.81	4/6/2018
Sell	100	27.815	4/6/2018
Sell	500	27.82	4/6/2018
Sell	200	27.84	4/6/2018
Sell	200	27.845	4/6/2018
Sell	500	27.85	4/6/2018

Sell	6,366	27.5	4/9/2018
Sell	872	27.505	4/9/2018
Sell	2,600	27.51	4/9/2018
Sell	100	27.5125	4/9/2018
Sell	400	27.515	4/9/2018

Sell	1,300	27.52	4/9/2018
Sell	100	27.54	4/9/2018

Buy	2,133	26.94	4/10/2018
Buy	5,000	26.95	4/10/2018
Buy	5,000	26.97	4/10/2018
Buy	10,000	26.99	4/10/2018
Sell	50,000	26.975	4/10/2018
Sell	200,000	26.98	4/10/2018
Sell	200,000	26.995	4/10/2018
Sell	50,000	27.015	4/10/2018
Sell	100	27.4	4/10/2018
Sell	700	27.41	4/10/2018

Buy	1,000	26.8	4/11/2018
Buy	1,000	26.81	4/11/2018
Buy	1,000	26.82	4/11/2018
Buy	1,000	26.83	4/11/2018
Buy	1,365	26.84	4/11/2018
Buy	2,000	26.85	4/11/2018
Buy	1,000	26.86	4/11/2018
Buy	1,000	26.87	4/11/2018
Buy	1,000	26.88	4/11/2018
Buy	1,000	26.89	4/11/2018
Buy	1,000	26.9	4/11/2018
Buy	1,000	26.91	4/11/2018
Buy	1,000	26.92	4/11/2018
Buy	1,000	26.93	4/11/2018
Buy	1,315	26.94	4/11/2018
Buy	4,685	26.95	4/11/2018
Buy	2,200	26.96	4/11/2018
Buy	3,000	26.97	4/11/2018
Buy	2,000	26.98	4/11/2018
Buy	2,000	26.99	4/11/2018
Buy	3,000	27	4/11/2018
Buy	800	27.01	4/11/2018
Sell	900	27	4/11/2018
Sell	1,000	27.01	4/11/2018
Sell	100	27.02	4/11/2018
Sell	100,000	27.025	4/11/2018
Sell	400	27.03	4/11/2018

Sell	100	27.15	4/12/2018
Sell	300	27.17	4/12/2018
Sell	10,000	27.195	4/12/2018
Sell	100	27.23	4/12/2018
Sell	3,540	27.24	4/12/2018
Sell	300	27.245	4/12/2018
Sell	5,799	27.25	4/12/2018
Sell	900	27.255	4/12/2018

Sell	931	27.26	4/12/2018
Sell	100	27.27	4/12/2018

Buy	200	27.01	4/13/2018
Buy	2,500	27.05	4/13/2018

Sell	6,410	27.35	4/16/2018
Sell	400	27.355	4/16/2018
Sell	400	27.36	4/16/2018
Sell	300	27.37	4/16/2018

Sell	1,000	28.1	4/18/2018
Sell	1,000	28.11	4/18/2018
Sell	900	28.12	4/18/2018
Sell	200	28.13	4/18/2018

Sell	300	28.2	4/19/2018
Sell	1,000	28.21	4/19/2018
Sell	500	28.23	4/19/2018
Sell	100	28.235	4/19/2018
Sell	400	28.24	4/19/2018

Sell	4,667	28	4/20/2018
Sell	300	28.0025	4/20/2018
Sell	597	28.005	4/20/2018
Sell	701	28.01	4/20/2018
Sell	200	28.015	4/20/2018
Sell	100	28.02	4/20/2018

Sell	800	28	4/23/2018
Sell	4,600	28.02	4/23/2018
Sell	4,481	28.04	4/23/2018
Sell	782	28.045	4/23/2018
Sell	3,717	28.05	4/23/2018
Sell	17,901	28.055	4/23/2018
Sell	700	28.06	4/23/2018
Sell	200	28.065	4/23/2018
Sell	100	28.0675	4/23/2018
Sell	100	28.075	4/23/2018
Sell	200	28.08	4/23/2018
Sell	200	28.09	4/23/2018
Sell	200	28.095	4/23/2018
Sell	400	28.1	4/23/2018

Sell	200	28	4/24/2018

Buy	200	27.29	4/25/2018
Buy	100	27.31	4/25/2018
Buy	949	27.32	4/25/2018
Buy	551	27.34	4/25/2018
Buy	800	27.35	4/25/2018
Buy	2,200	27.36	4/25/2018
Buy	1,309	27.37	4/25/2018
Buy	200	27.38	4/25/2018

Buy	1,000	27.36	4/26/2018

Buy	2,000	27.4	4/26/2018
Buy	100	27.41	4/26/2018
Buy	100	27.415	4/26/2018
Buy	250	27.43	4/26/2018
Buy	1,050	27.45	4/26/2018
Buy	200	27.46	4/26/2018
Buy	2,000	27.47	4/26/2018
Buy	304	27.48	4/26/2018
Buy	110	27.49	4/26/2018
Buy	3,703	27.5	4/26/2018
Buy	1,984	27.51	4/26/2018
Buy	2,400	27.52	4/26/2018
Buy	1,700	27.53	4/26/2018
Buy	2,724	27.54	4/26/2018
Buy	600	27.55	4/26/2018
Buy	545	27.56	4/26/2018
Buy	200	27.565	4/26/2018
Buy	1,524	27.57	4/26/2018
Buy	431	27.58	4/26/2018
Buy	1,812	27.59	4/26/2018
Buy	100	27.595	4/26/2018
Buy	1,228	27.6	4/26/2018
Buy	100	27.6025	4/26/2018
Buy	1,500	27.61	4/26/2018
Buy	100	27.615	4/26/2018
Buy	2,400	27.62	4/26/2018
Buy	616	27.64	4/26/2018
Buy	600	27.65	4/26/2018
Buy	500	27.66	4/26/2018
Buy	53	27.67	4/26/2018
Buy	816	27.68	4/26/2018
Buy	400	27.69	4/26/2018
Buy	703	27.7	4/26/2018
Buy	600	27.705	4/26/2018
Buy	5,724	27.71	4/26/2018
Buy	5,124	27.72	4/26/2018
Buy	200	27.725	4/26/2018
Buy	1,570	27.73	4/26/2018
Buy	1,600	27.74	4/26/2018
Buy	200	27.75	4/26/2018